Exhibit 99.1

Cellectar Biosciences Patent Application for Phospholipid-Ether Analogs as Cancer Targeting Drug Vehicles Published by USPTO

Patent Further Supports the Company’s Phospholipid Drug Conjugate (PDC) Platform and Provides Intellectual Property Protection for Chemotherapeutic Drug Conjugates to November 2036

MADISON, Wis., May 20, 2016 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ:CLRB) (the Company), an oncology-focused biotechnology company, today announces that its previously filed non-provisional US and International (PCT) patent applications for Phospholipid-Ether Analogs as Cancer Targeting Drug Vehicles have received their US Patent and Trademark Office (USPTO) identification numbers and have been published by the USPTO, which marks the next step in the application process for approval and issuance of these patents.

As previously stated, these patents will protect both composition of matter and method of use for those phospholipid drug conjugates, or PDCs, developed with Cellectar’s proprietary phospholipid-ether delivery vehicle conjugated with any existing or future cytotoxic agents, including chemotherapeutics such as paclitaxel, for targeted delivery to cancer cells and cancer stem cells.

“When issued, these patents will provide Cellectar and potential partners with intellectual property (IP) protection through approximately November 2036, providing significant runway for product development and commercialization,” said Jim Caruso, president and CEO of Cellectar. “This expanded IP protection supports the value-optimizing potential of our CLR CTX chemotherapeutic program and we look forward to providing ongoing updates as we continue to advance this R&D program.”

The objective of the CLR CTX program is to develop PDC chemotherapeutics through conjugation of the Company’s delivery vehicle and non-targeted anti-cancer agents to improve therapeutic indices and expand potential indications through targeted cancer cell delivery of chemotherapeutic payloads.

About Phospholipid Drug Conjugates (PDCs)

Cellectar's PDC platform has demonstrated highly selective cancer targeting both preclinically in over 60 in vivo cancer models, and subsequently confirmed clinically in over 10 cancer types. The platform's payload diversity has been validated using cytotoxic radioisotopes for cancer therapy; PET imaging isotopes for cancer imaging; fluorophores for image-guided surgery, and now the company plans to expand its payload portfolio to chemotherapeutics with further preclinical study of paclitaxel and other non-targeted anti-cancer agents with both in-house and collaborative R&D efforts.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com